STOCK CANCELLATION AGREEMENT

            THIS STOCK CANCELLATION AGREEMENT (this “Agreement”) is made as of February 10, 2017, by and between mCig, Inc., a Nevada corporation (“mCig”) and Paul Rosenberg, a Virginia resident, (collectively the “Holder”).

RECITALS

            1.         Holder holds an aggregate of 15,900,000 shares of mCig Series A Preferred Stock, par value $0.0001 per share (the “Stock”).

            2.         Holder desires to cancel 2,000,000 Series A Preferred Stock in exchange for cash consideration from mCig of Two Hundred Dollars ($200) to be paid to Holder in cash upon closing (the “Consideration”).

AGREEMENT

            NOW THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement, the parties agree as follows:

            1.         Cancellation of Stock.  Effective as of the date of this Agreement, Holder relinquishes all right, title and interest in and to the Options, which are hereby canceled, retired, terminated and void.

            2.         Acknowledgment of Consideration.  The Holder acknowledges that the Consideration to be received is in full consideration of the cancellation and/or retirement of the Stock.

            3.         Surrender of Stock.  Holder agrees that as a condition to the receipt of the Consideration, Holder will surrender to mCig the original Stock Certificates issued and applicable to 2,000,000 shares of Series A Preferred Stock.

            4.         Representations, Warranties and Covenants of Holder.  Holder represents, warrants and covenants as follows:

                        (a)        Holder has full power and authority to enter into, executive, deliver and perform Holder’s obligations under this Agreement, to make the representations, warranties and covenants in this Agreement and to perform Holder’s obligations under this Agreement.

                        (b)       All Stock owned by Holder are free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances.

                        (c)        Holder agrees to execute and deliver any additional documents reasonably necessary or desirable, in the determination of mCig, to carry out the purposes and intent of this Agreement.

__________           __________

  Holder                       MCIG

5.         Representations, Warranties and Covenants of mCig.  mCig represents, warrants and covenants as follows:

                        (a)        mCig agrees to honor all consulting agreements with Rosenberg currently in place and will not terminate any such agreements, without paying the full amount to be collected under the original terms of the agreements.

                        (b)        mCig agrees that Paul Rosenberg will remain its Chief Executive Officer and President for a period of two (2) years, unless Mr. Rosenberg voluntarily resigns his post.

                        (c)        mCig agrees that in the event the Two Hundred Dollars ($200) of consideration is not paid in full as agreed herewith, mCig will reissue to the Holder Twenty Million Shares of Common Stock.

            6.         Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Nevada without regard to its principles of conflicts of laws.

            7.         Successors and Assigns.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, legal representatives, successors and permitted assigns.

            8.         Counterparts.  This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.  A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear(s) thereon.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Holder	mCig, Inc.
By: /s/ Paul Rosenberg	By: /s/ Michael W.Hawkins
Paul Rosenberg	Michael W. Hawkins
Chief Financial Officer
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